Exhibit 23.1

            Consent of Independent Registered Public Accounting Firm

May 14, 2009

To the Board of Directors
China Biopharmaceuticals Holdings, Inc


We consent to the inclusion in the Form 10-K/A of our report dated March 30, 2009 on our audit of the consolidated balance sheets of China Biopharmaceuticals Holdings, Inc. and Subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations and comprehensive income, shareholders' equity and cash flows for each of the years in the two-year period ended December 31, 2008.



/s/ Moore Stephens Wurth Frazer and Torbet, LLP.
------------------------------------------------